EXHIBIT 99.1

Amphenol	News Release

World Headquarters
358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2007 FIRST QUARTER RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  April 18, 2007.  Amphenol Corporation (NYSE-APH) reported today that first quarter 2007 diluted earnings per share increased 39% to $.43 compared to $.31 per share for the comparable 2006 period.  (All per share amounts included herein have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2007.)  Such per share amount for 2007 includes the benefit of $.01 per share relating to a reduction in tax expense of approximately $1.5 million for tax reserve adjustments relating to the completion of the audit of certain of the Company’s prior year tax returns.  Sales for the first quarter 2007 increased 14% to $651.0 million compared to $569.0 million for the 2006 period.  Currency translation had the effect of increasing sales by approximately $14.5 million in the first quarter 2007 compared to the 2006 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “We are pleased to have a strong start in 2007 with first quarter sales of $651 million and earnings per share of $.43.  Sales grew 14% over last year.  Growth was broad based and well balanced across all of our end markets and included all geographic regions.  Both segments of the business performed well in the first quarter.  The interconnect segment of our business (approximately 90% of sales) grew 15% over last year and the cable segment of our business (approximately 10% of sales) grew 10%.  Our strong growth reflects our continued commitment to develop performance enhancing technologies for our customers in all of our markets.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Amphenol achieved excellent operating leverage in the quarter with an operating income margin of 18.8% in the first quarter compared to 17.3% in the first quarter of 2006.  The combination of strong top line growth focused on value added application specific products together with a strong focus on the timely implementation of cost reduction and other profit improvement actions contributed significantly in the quarter and provide a solid base for future performance.  Furthermore, net income, that is income after interest expense and taxes, was approximately 12% of sales, another indication of the Company’s excellent profitability.  The Company continues to be an excellent generator of cash.  Cash flow from operations remained strong in the quarter at $62 million.”

“The first quarter was good in all respects.  I am very proud of our organization as we continue to execute well.  We have an outstanding management team, excellent technological capabilities, leading positions in diversified markets and an increasing presence with the major companies in these markets.  We are the world’s third largest interconnect company with an expanded platform for creating value.  Assuming a continuation of the current economic climate and relatively stable currency exchange rates, we are raising our guidance for the full year 2007 to achieve revenues and EPS in the range of $2,670 million to $2,715 million and $1.75 to $1.80, respectively, an increase of 8% to 10% and 19% to 22% over 2006 revenues and EPS before flood related charges, respectively.  This compares to the Company’s previous guidance of revenues and EPS in the range of $2,650 million to $2,710 million and $1.73 to $1.78, respectively.  For the second quarter 2007 we expect revenues in the range of $670 million to $685 million and EPS in the range of $.43 and $.45, respectively.  We are very excited about the future and confident in the ability of our excellent organization to meet the challenges presented and to take advantage of the many opportunities in front of us.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (ET) April 18, 2007.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon.  There will be a replay available until 6:00 PM (ET) on Friday, April 20, 2007.  The replay numbers are as follows:  toll free dial-in number is 800-879-2780 and International dial-in number is 402-220-4711.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2006, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended
	March 31,
	2007	2006

Net Sales	$651,084	$568,991

Cost of sales (1)	440,516	389,176

Gross profit (1)	210,568	179,815

Selling, general and administrative expense (1)	87,971	81,424

Operating income	122,597	98,391

Interest expense	(9,042)	(10,184)
Other expenses, net	(3,149)	(2,724)

Income before income taxes	110,406	85,483

Provision for income taxes	(32,702)	(28,209)

Net income	$77,704	$57,274

Net income per common share — Basic (2)	$0.44	$0.32

Average shares outstanding — Basic (2)	178,132,764	178,894,320

Net income per common share — Diluted (2)	$0.43	$0.31

Average shares outstanding — Diluted (2)	182,543,418	183,060,348

(1) – As described in the Company’s 2006 Form 10-K, the Company changed the presentation of the Consolidated Statements of Income to remove the separate caption for depreciation and amortization and include depreciation and amortization expense in Cost of sales and Selling, general & administrative expense allowing for Gross profit to be presented.

(2) – On January 17, 2007, the Company announced a 2-for-1 stock split that was effective for stockholders of record as of March 16, 2007. The additional shares were distributed on March 30, 2007 and the share information included herein reflects the effect of such stock split.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	December 31,
	2007	2006
	Unaudited
ASSETS

Current Assets:
Cash and short-term cash investments	$85,089	$74,135
Accounts receivable, less allowance for doubtful accounts of $14,374 and $14,677, respectively	392,529	383,858
Inventories	427,747	416,499
Prepaid expenses and other assets	66,067	60,113

Total current assets	971,432	934,605

Land and depreciable assets, less accumulated depreciation of $419,689 and $404,401, respectively	280,575	274,143
Deferred debt issuance costs	2,768	2,947
Goodwill	937,707	926,242
Other assets	52,255	57,460

	$2,244,737	$2,195,397

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$217,911	$234,868
Accrued interest	4,156	4,156
Accrued salaries, wages and employee benefits	50,002	53,158
Other accrued expenses	108,421	149,545
Dividends payable	2,696	2,691
Current portion of long-term debt	2,702	3,241

Total current liabilities	385,888	447,659

Long-term debt	685,279	677,173
Accrued pension and post employment benefit obligations	141,335	138,312
Other liabilities	57,983	29,259

Shareholders’ Equity:
Common stock	178	178
Additional paid-in deficit	(111,350)	(119,420)
Accumulated earnings	1,164,190	1,142,536
Accumulated other comprehensive loss	(78,766)	(81,084)
Treasury stock, at cost	—	(39,216)

Total shareholders’ equity	974,252	902,994

	$2,244,737	$2,195,397

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Three months ended
	March 31,
	2007	2006

Net income	$77,704	$57,274
Adjustments for cash from operations:
Depreciation and amortization	18,885	17,776
Amortization of deferred debt issue costs	179	131
Stock-based compensation.	2,990	1,781
Net change in non-cash components of working capital	(45,790)	(23,209)
Other long term assets and liabilities	8,495	2,150

Cash provided by operations	62,463	55,903

Cash flow from investing activities:
Capital additions, net	(22,628)	(20,160)
Purchase of short term investments	(2,007)	—
Investments in acquisitions	(22,342)	(15,682)

Cash flow used in investing activities	(46,977)	(35,842)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	7,518	(24,032)
Purchase of treasury stock	(13,983)	—
Proceeds from exercise of stock options	2,975	3,996
Excess tax benefits from stock-based payment arrangements	1,642	1,289
Dividend payments	(2,684)	(2,679)

Cash flow used in financing activities	(4,532)	(21,426)

Net change in cash and short-term cash investments	10,954	(1,365)

Cash and short-term cash investments balance, beginning of period	74,135	38,669

Cash and short-term cash investments balance, end of period	$85,089	$37,304

Net cash paid during the year for:
Interest	8,907	10,431
Taxes	26,032	21,260

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended
	March 31,
	2007	2006

Trade Sales:
Interconnect Products	$585,265	$509,058
Cable Products	65,819	59,933
Consolidated	$651,084	$568,991

Operating income:
Interconnect Products	$124,881	$99,869
Cable Products	7,921	6,291
Stock-based compensation expense	(2,990)	(1,781)
Other operating expenses	(7,215)	(5,988)
Consolidated	$122,597	$98,391

ROS%:
Interconnect Products	21.3%	19.6%
Cable Products	12.0%	10.5%
Corporate - Stock-based compensation	-0.5%	-0.3%
Corporate - all other	-1.1%	-1.1%

Consolidated	18.8%	17.3%